SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Brantley Capital Corporation

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FOR IMMEDIATE RELEASE

BRANTLEY CAPITAL CORPORATION MAILS LETTER TO STOCKHOLDERS

CLEVELAND, September 13, 2002 – Brantley Capital Corporation (Nasdaq: BBDC) today sent the following letter to stockholders:

Dear Fellow Brantley Capital Stockholders:

As you may be aware, Mr. Goldstein has sent his proxy material to shareholders. In order to try to garner support for his position, Mr. Goldstein has resorted to a campaign of erroneous allegations and rhetoric and personal attacks against members of management and the board. While we will not address his mudslinging, we do think it is important for shareholders to realize that his proxy materials are inaccurate and insufficient. Below we have highlighted what we believe are the most egregious errors in his materials.

1.	Mr. Goldstein tries to capitalize on a climate of fear by associating Mr. Pinkas with CEOs of fallen companies.

Mr. Goldstein’s false suggestion that Mr. Pinkas belongs in the same category as the CEOs under investigation and indictment is contemptible. Other than his baseless attempt to smear Mr. Pinkas through false innuendo, Mr. Goldstein offers not a shred of evidence to support his campaign of character assassination.

2.	Mr. Goldstein inaccurately portrays Mr. Pinkas as someone who has become wealthy at the expense of Brantley Capital shareholders.

Mr. Goldstein suggests in his proxy materials that Mr. Pinkas is taking money out of the Company at the expense of shareholders. This is simply not true. The fees referred to by Mr. Goldstein are the investment advisory fees paid by Brantley Capital to its investment advisor pursuant to the terms of a written contract.

Mr. Goldstein completely ignores the fact that the fees paid by Brantley Capital are well within industry standards and are in fact lower than most comparable companies. Our definitive proxy materials provide this analysis in detail.

Mr. Goldstein intimates that all of Mr. Pinkas’ wealth has been obtained from his position as CEO of the Company (at the expense of shareholders). This is simply not true. Mr. Pinkas has been a successful businessman for over 20 years and has established and been a managing partner of five private equity funds.

3.	Mr. Goldstein deliberately uses an outdated stock price to exaggerate the discount from net asset value.

Contrary to Mr. Goldstein’s assertion, our stock price was $9.30 and not $8.25 on the date Mr. Goldstein mailed his materials. As of September 12, 2002, the stock price closed at $9.50. Mr. Goldstein disingenuously chose to use $8.25, a stock price representing our 52-week low, which is 13% lower than the $9.30 price. Moreover, Mr. Goldstein does not disclose that he is using an older stock price and even characterizes it as a current price.

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4.	Mr. Goldstein deliberately omits important facts regarding Mr. Pinkas’ stock options.

Mr. Goldstein chooses to ignore the fact that Mr. Pinkas will benefit from his options only if the stock price increases. Mr. Goldstein also omits the fact that all of Mr. Pinkas’ options are currently out-of-the-money. Simply put, Mr. Pinkas’ options will have no value unless the stock price improves. Therefore, his interests as well as the interests of other members of management are aligned with the interests of shareholders.

5.	Mr. Goldstein completely ignores reality with respect to the Company’s business strategy.

Mr. Goldstein conveniently chooses to ignore reality to mislead shareholders about Brantley Capital’s cash position. The Company does not have a “cash hoard” and Mr. Goldstein knows this.

We are committed to returning additional value to investors upon achieving liquidity events for our portfolio companies. We generally expect our investments to achieve liquidity within four to seven years from the date of our original investment. We began making such investments in 1997 and are now entering into a phase of the business plan which emphasizes positioning our more mature portfolio companies for appropriate liquidity events. When a liquidity event does occur, Brantley Capital is committed to using the proceeds to return value to our stockholders through a variety of means including, but not limited to, a dividend distribution or by instituting a stock buyback program. Brantley Capital may also seek to reinvest a portion of the proceeds in order to continue enhancing the value of its portfolio and providing long-term value to its stockholders.

6.	Mr. Goldstein mischaracterizes the board of directors as a “rubber stamp” for management.

Mr. Goldstein extends his baseless ad hominem attacks by calling the directors “Stepford Directors.” This characterization is not only untrue but ignores the reality of board meetings that Mr. Goldstein has attended. Directors do in fact ask questions of management, they analyze materials prepared by Brantley Capital and vote according to their own beliefs. Mr. Goldstein seems to believe that any director who disagrees with him must be a bad director. There are simply no facts to support this.

With respect to the approval of the proposed secondary offering, Mr. Goldstein conveniently omits that the offering had been discussed at a series of meetings prior to its final approval and that he voted as a director in favor of the revised secondary offering.

7.	There is no data to support Mr. Goldstein’s self-serving proposals.

Brantley Capital’s strategy to expand its mezzanine investment portfolio is based on a well-researched and market-tested realistic formula for enhancing value to the shareholders of business development companies (BDCs). Mezzanine investments typically generate cash dividends providing investors with a current return on their investment. Furthermore, because BDCs with a mezzanine emphasis historically trade at a premium to net asset value, we would expect Brantley Capital’s expanded mezzanine focus to reduce the current discount between Brantley Capital’s NAV and stock price.

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8.	Mr. Goldstein misrepresents the fees that will be paid on money borrowed from the SBA.

Mr. Goldstein claims that the investment adviser will receive 2.85% of the funds borrowed from the Small Business Administration. Our current investment advisory agreement excludes borrowed funds from being included in the calculation of the advisory fee.

     We do not believe Mr. Goldstein’s name-calling and fear-mongering has any place in discussions about something as important as the future strategic direction of a publicly traded company. We ask that you ignore Mr. Goldstein’s ravings and focus on what matters – creating value for all Brantley stockholders. We think it is abundantly clear that when you strip out the hyperbole and insults from Mr. Goldstein’s position, he has no workable plan to enhance value for you, our stockholders. Moreover, we believe the glaring lack of experience of Mr. Goldstein’s hand-picked nominees, who have no business experience or any track record with BDCs, will not benefit the Company or its stockholders.

VOTE THE WHITE PROXY CARD TODAY

FOR YOUR BOARD’S NOMINEES (PROPOSAL 1) AND

AGAINST MR. GOLDSTEIN’S PROPOSALS (PROPOSALS 3 AND 4)

Time is short and every vote is extremely important. The Brantley Capital Board urges all stockholders to vote FOR the Board’s nominees and AGAINST the dissident’s proposals by signing, dating and returning the WHITE proxy card today. We strongly encourage stockholders not to support the dissident nominees for Brantley Capital’s Board of Directors. Brantley Capital stockholders are urged to discard any green proxy card and any other materials they may be sent from Mr. Goldstein.

Only your latest dated proxy counts — even if you have previously delivered a green proxy card you have every right to vote with Brantley Capital management’s recommendations by simply signing, dating and returning a WHITE proxy card now.

For more information about how to vote, stockholders can call the Company’s proxy solicitor, Georgeson Shareholder Communications Inc. toll-free at (866) 219-9662.

Thank you for your continued support.

Sincerely,

Robert P. Pinkas

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If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the self-addressed, stamped envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by Mr. Goldstein. Remember – only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (866) 219-9662

FORWARD-LOOKING STATEMENTS
 The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

About Brantley Capital Corporation
 Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

CONTACT:

Brantley Capital Corporation	Joele Frank, Wilkinson Brimmer Katcher
Tab Keplinger	Matthew Sherman
216-464-8400	212-355-4449

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